Board of Directors
Yaterra Ventures Corp.
Blaine, WA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 21, 2008, on the financial statements of Yaterra Ventures Corp. as of August 31, 2008 and 2007, and the inclusion of our name under the heading "Experts" in the Form S-1 Registration Statement filed with the Securities and Exchange Commission.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

November 25, 2008